Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Lynn Newman	Matthew Booher
908-953-8692 (office)	908-953-7500 (office)
973-993-8033 (home)	mbooher@avaya.com
lynnnewman@avaya.com

AVAYA REACHES SETTLEMENT IN Y2K LAWSUIT

FOR IMMEDIATE RELEASE: FRIDAY, MAY 14, 2004

BASKING RIDGE, N. J. — Avaya Inc., (NYSE:AV) a leading global provider of communications networks and services for businesses, said it has reached a settlement with plaintiffs for a nationwide Y2K-related class action.

The action related to claims that certain telecommunications products might not process date functions correctly when their internal clocks switched to Jan. 1, 2000.

Under the general terms of the agreement, eligible class members who acquired certain products between 1990 and 1999 may receive credits up to $110 million or a cash alternative.  The credits are valid for a three-year period and can be applied toward a 45 percent discount on purchases of new Avaya products and/or a 30 percent discount on Avaya maintenance services.  Alternatively, eligible class members may receive a one-time cash payment equal to 25 percent of the credits to which they may be entitled.

                Avaya assumed liability for the case as a result of a contribution and distribution agreement between Lucent Technologies and Avaya related to Lucent’s October 2000 spin-off of Avaya.  Pursuant to the terms of the contribution and distribution agreement, Lucent is responsible for a percentage of the costs in excess of $50 million, including attorneys’ fees.

                Avaya said today’s settlement resolves all the company’s pending Y2K-related litigation.  As part of the settlement, Avaya denies any wrong-doing or liability, and the parties agreed to the settlement to avoid further costs and uncertainties related to the litigation.

The class action, Community Health Association, et al. v. Lucent Technologies Inc. and AT&T Corp., et al., remains pending in a West Virginia court and the settlement agreement is subject to preliminary approval by the state court in West Virginia.

The settlement also resolves a class action pending in federal court in California, entitled, MediMatch Inc., et al. v. Lucent Technologies Inc., et al., as well as an action pending in New York state court, entitled Lewis Tree v. Lucent Technologies, et al., both of which alleged claims similar to the West Virginia action.

The plaintiffs in the Community Health matter are represented by Marvin W. Masters, Esq., of Masters & Taylor, James C. Peterson, Esq., of Hill Peterson Carper Bee & Deitzler, and Anthony J. Majestro, Esq., of Powell & Majestro.  Plaintiffs in the MediMatch matter are represented by Barry Himmelstein, Esq., of Lieff Cabraser Heimann & Bernstein.  The plaintiff in the Lewis Tree matter is represented by Russel H. Beatie, Esq., of Beatie and Osborn.

About Avaya

Avaya Inc. designs, builds and manages communications networks for more than 1 million businesses worldwide, including over 90 percent of the FORTUNE 500®. Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol (IP) telephony systems and communications software applications and services.

Driving the convergence of voice and data communications with business applications - and distinguished by comprehensive worldwide services -Avaya helps customers leverage existing and new networks to achieve superior business results.  For more information visit the Avaya website: www.avaya.com.